Exhibit 99.1
P.O. Box 25099 ~ Richmond, VA 23260 ~ Phone: (804) 359-9311 ~ Fax: (804) 254-3584
______________________________________________________________________________________________________
P R E S S R E L E A S E

CONTACT:	Candace C. Formacek	RELEASE:	4:16 p.m. ET
Phone: (804) 359-9311
Fax: (804) 254-3584
Email: investor@universalleaf.com
Universal Corporation Reports Six Month Results
Richmond, VA November 3, 2021/ PRNEWSWIRE
___________________________________________________________________________________

George C. Freeman, III, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), stated, “I am pleased with our results for the first six months of fiscal year 2022. Our tobacco operations have continued to perform well, and our ingredients operations, which include our October 2020 acquisition of Silva International, Inc. (“Silva”), are making solid contributions to our results.

“In the six months ended September 30, 2021, tobacco operations results improved on a favorable product mix consisting of a higher percentage of lamina tobacco and fewer carryover sales of lower margin tobaccos, compared to the same period in the prior fiscal year. In addition, our uncommitted inventory level of 11% of tobacco inventories at September 30, 2021, was significantly below our uncommitted inventory level of 16% of tobacco inventories at September 30, 2020. At the same time, we continue to have logistical challenges related to worldwide shipping availability stemming from the ongoing COVID-19 pandemic. To address these challenges, we are working closely with our customers to accelerate tobacco shipments in some origins where vessels and containers have been available while diligently managing slower tobacco shipments in origins with reduced container and vessel availability. Our lamina tobacco sales volumes for the first half of fiscal year 2022 were just slightly below those in the first half of fiscal year 2021, and we expect our tobacco crop shipments to be heavily weighted to the second half of fiscal year 2022. I credit our ability to successfully adapt in this constantly changing environment to our talented and dedicated employees and our strong relationships with our customers.

“We are continuing to monitor global supply chain constraints. However, at this time, we do not know if we will encounter significant shipment timing delays which may push shipments into fiscal year
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2023. We are also seeing rising rates of inflation, increases in freight costs, and labor constraints in some locations which are driving up costs. Although we currently do not know the significance of the impact at this time, we are anticipating these increased costs will especially affect our ingredient operations later in the fiscal year.

“On October 4, 2021, we announced the closing of our purchase of Shank’s Extracts, Inc. ("Shank's"). We are very excited about this acquisition as it enhances our plant-based ingredients platform through growing the value-added services available to our customers by adding flavors, custom packaging and bottling, and product development capabilities.

“As we move into the second half of fiscal year 2022, we look to maintain our strong level of performance despite ongoing global supply chain challenges. At the same time, we remain committed to setting high standards of social and environmental performance essential to supporting a sustainable supply chain, and recently released goals and targets around agricultural labor practices and environmental impacts, which are available on our website.”

FINANCIAL HIGHLIGHTS
	Six Months Ended September 30,		Change
(in millions of dollars, except per share data)	2021	2020	$	%

Consolidated Results
Sales and other operating revenue	$804.0	$692.8	$111.1	16%
Cost of goods sold	$648.8	$570.3	$78.5	14%
Gross Profit Margin	19.3%	17.7%		160 bps
Selling, general and administrative expenses	$115.2	$101.8	$13.4	13%
Restructuring and impairment costs	$2.0	$—	$2.0	(100)%
Operating income (as reported)	$40.4	$24.9	$15.5	62%
Adjusted operating income (non-GAAP)*	$41.6	$22.4	$19.3	86%
Diluted earnings per share (as reported)	$1.04	$0.60	$0.44	73%
Adjusted diluted earnings per share (non-GAAP)*	$0.96	$0.40	$0.56	140%
Segment Results
Tobacco operations sales and other operating revenues	$690.6	$655.0	$35.6	5%
Tobacco operations operating income	$35.8	$23.5	$12.3	52%
Ingredients operations sales and other operating revenues	$113.4	$37.8	$75.5	200%
Ingredient operations operating income	$7.1	$(2.2)	$9.3	415%
*See Reconciliation of Certain Non-GAAP Financial Measures in Other Items below.

Net income for the six months ended September 30, 2021, was $25.9 million, or $1.04 per diluted share, compared with $14.8 million, or $0.60 per diluted share, for the six months ended September 30, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $14.2 million and $0.56, respectively, for the six months ended September 30, 2021, compared to the six months ended September 30, 2020. Operating income of $40.4 million for the six months ended September 30, 2021, increased by $15.5 million, compared to operating income of $24.9 million for the six months ended September 30, 2020. Adjusted operating income, detailed in Other Items below, of $41.6 million increased by $19.3 million for the first half of fiscal year 2022, compared to adjusted operating income of $22.4 million for the first half of fiscal year 2021.

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Universal Corporation

Net income for the quarter ended September 30, 2021, was $19.5 million, or $0.78 per diluted share, compared with $7.5 million, or $0.30 per diluted share, for the quarter ended September 30, 2020. Excluding restructuring and impairment costs and certain other non-recurring items, detailed in Other Items below, net income and diluted earnings per share increased by $7.4 million and $0.29, respectively, for the quarter ended September 30, 2021, compared to the quarter ended September 30, 2020. Operating income of $29.8 million for the quarter ended September 30, 2021, increased by $13.4 million, compared to operating income of $16.4 million for the quarter ended September 30, 2020. Adjusted operating income, detailed in Other Items below, of $29.0 million increased by $11.0 million for the second quarter of fiscal year 2022, compared to adjusted operating income of $18.0 million for the second quarter of fiscal year 2021.

Consolidated revenues increased by $111.1 million to $804.0 million and by $76.9 million to $454.0 million, respectively, for the six months and quarter ended September 30, 2021, compared to the same periods in fiscal year 2021, on the addition of the business acquired in October 2020 in the Ingredients Operations segment and a better product mix and higher sales prices in the Tobacco Operations segment.

TOBACCO OPERATIONS
Operating income for the Tobacco Operations segment increased by $12.3 million to $35.8 million and by $8.4 million to $26.9 million, respectively, for the six months and quarter ended September 30, 2021, compared to the same periods in fiscal year 2021. Tobacco Operations segment results improved largely due to a favorable product mix consisting of a higher percentage of lamina tobacco and a reduced amount of carryover sales of lower margin tobaccos, as well as increased value-added services to customers, in the six months and quarter ended September 30, 2021, compared to the six months and quarter ended September 30, 2020. Africa sales volumes were higher in the six months and quarter ended September 30, 2021, compared to the same periods in fiscal year 2021, on accelerated shipments as well as some shipments of carryover tobacco. In contrast, sales volumes for Brazil were lower in the six months and quarter ended September 30, 2021, compared to the same periods in the prior year, when high volumes of lower margin carryover tobaccos shipped. In addition, reduced vessel availability slowed shipments out of Brazil. Our operations in Asia saw a more favorable product mix, as well as increased value-added services for customers during the quarter ended September 30, 2021, compared to the quarter ended September 30, 2020. Selling, general, and administrative expenses for the Tobacco Operations segment were higher in the six months and quarter ended September 30, 2021, compared to the six months and quarter ended September 30, 2020, primarily due to unfavorable foreign currency comparisons, mainly remeasurement. Revenues for the Tobacco Operations segment of $690.6 million for the six months and $396.8 million for the quarter ended September 30, 2021, were up $35.6 million and $40.1 million, respectively, compared to the same periods in the prior fiscal year, on a more favorable product mix as well as higher sales prices.

INGREDIENTS OPERATIONS
Operating income for the Ingredients Operations segment was $7.1 million and $2.7 million, respectively, for the six months and quarter ended September 30, 2021, compared to operating losses of $2.2 million and $1.5 million, respectively, for the six months and quarter ended September 30, 2020. Results for the segment improved in the six months and quarter ended September 30, 2021, compared to the same periods in the prior fiscal year, on the inclusion of the October 2020 Silva acquisition. For both the six months and quarter ended September 30, 2021, our Ingredients Operations saw strong volumes in both human and pet food categories as well as some rebound in demand from sectors that have been suffering during the ongoing COVID-19 pandemic. Selling, general, and administrative expenses for the
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segment increased in the six months and quarter ended September 30, 2021, compared to the same periods in the prior fiscal year, on the addition of the acquired business. Revenues for the Ingredients Operations segment increased by $75.5 million to $113.4 million and by $36.8 million to $57.2 million, respectively, for the six months and quarter ended September 30, 2021, compared to the six months and quarter ended September 30, 2020, primarily on the addition of the revenues for the acquired business.

COVID-19 PANDEMIC IMPACT

On March 11, 2020, the World Health Organization declared the coronavirus (“COVID-19”) a pandemic. Foreign governmental organizations and governmental organizations in the United States have taken various actions to combat the spread of COVID-19, including imposing stay-at-home orders and closing “non-essential” businesses and their operations. We continue to closely monitor developments related to the ongoing COVID-19 pandemic and have taken and continue to take steps intended to mitigate the potential risks to us. It is paramount that our employees who operate our businesses are safe and informed. We have assessed and regularly update our existing business continuity plans for our business in the context of this pandemic. For example, we have taken precautions with regard to employee and facility hygiene, imposed travel limitations on our employees, implemented work-from-home procedures, and we continue to assess and reevaluate protocols designed to protect our employees, customers and the public.

We continue to work with our suppliers to mitigate the impacts to our supply chain due to the ongoing pandemic. To date, we have not experienced a material impact to our supply chain, although the ongoing COVID-19 pandemic resulted in delays in certain operations during fiscal year 2021. In addition, our plant-based ingredients platform has seen some shifts in product mix due to the ongoing COVID-19 pandemic related to changes in customer demand. Since March 2020, we have at times also experienced increased volatility in foreign currency exchange rates, which we believe is in part related to the continued uncertainties from COVID-19, as well as actions taken by governments and central banks in response to COVID-19. We are currently seeing and monitoring some logistical constraints around worldwide vessel and container availability and increased costs stemming from the ongoing COVID-19 pandemic.

We believe we currently have sufficient liquidity to meet our current obligations and our business operations remain fundamentally unchanged other than shipping delays, which could continue to impact quarterly comparisons. This is, however, a rapidly evolving situation, and we cannot predict the extent, resurgence, or duration of the ongoing COVID-19 pandemic, the effects of it on the global, national or local economy, including the impacts on our ability to access capital, or its effects on our business, financial position, results of operations, and cash flows. We continue to monitor developments affecting our employees, customers and operations. We will take additional steps and reevaluate current protocols to address the spread of COVID-19 and its impacts, as necessary, and remain thankful for the hard work of our employees and the continued support of our customers, growers, and other partners during these challenging times.

OTHER ITEMS

Cost of goods sold in the six months and quarter ended September 30, 2021, increased by 14% and 17% to $648.8 million and $361.3 million, respectively, compared with the same periods in the prior fiscal year, as a result of the acquisition of Silva in the Ingredients Operations segment as well as variances in product mix in the Tobacco Operations segment. Selling, general, and administrative costs for the six months and quarter ended September 30, 2021, increased by $13.4 million to $115.2 million and by $13.0 million to $65.4 million, respectively, compared to the same periods in the prior fiscal year, on
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unfavorable foreign currency comparisons, mainly remeasurement, as well as additional costs from the acquisition of Silva in the Ingredients Operations segment. Unfavorable foreign currency comparisons were approximately $6.4 million and $1.4 million, respectively, in the six months and quarter ended September 30, 2021, compared to the same periods in the prior year. Interest expense for the six months and quarter ended September 30, 2021, increased by $0.9 million to $13.3 million and by $1.5 million to $7.1 million, respectively, largely on increased costs from higher debt balances. Interest expense for the six months ended September 30, 2020, included a non-recurring interest expense item of $1.8 million associated with the settlement of an uncertain tax matter at a foreign subsidiary.

For the six months and quarter ended September 30, 2021, the Company’s effective tax rate on pre-tax income was 15.1% and 16.5% respectively. In the three months ended September 30, 2021, the Company recognized a $1.7 million income tax benefit related to a foreign subsidiary. Without this income tax benefit, the adjusted effective tax rates were 22.0% and 21.7% for the six months and quarter ended September 30, 2021, respectively. For the six months and quarter ended September 30, 2020, the Company’s effective tax rate on pre-tax income was (14%) and 28%, respectively. For the six months ended September 30, 2020, income taxes included a $4.4 million benefit for final tax regulations regarding the treatment of dividends paid by foreign subsidiaries. Without this benefit, income taxes for the six months ended September 30, 2020, would have been an expense of approximately $2.5 million, or a consolidated effective tax rate of approximately 19%.

Reconciliation of Certain Non-GAAP Financial Measures

The following tables set forth certain non-recurring items included in reported results to reconcile adjusted operating income to consolidated operating income and adjusted net income to net income attributable to Universal Corporation:
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Universal Corporation

Adjusted Operating Income Reconciliation
	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands)	2021	2020	2021	2020
As Reported: Consolidated operating income	$29,813	$16,351	$40,418	$24,879
Transaction costs for acquisitions(1)	1,713	1,663	1,713	1,663
Restructuring and impairment costs(2)	—	—	2,024	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	(2,532)	—	(2,532)	(4,173)
Adjusted operating income	$28,994	$18,014	$41,623	$22,369

Adjusted Net Income and Diluted Earnings Per Share
(in thousands and reported net of income taxes)	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
As Reported: Net income available to Universal Corporation	$19,510	$7,502	$25,867	$14,776
Transaction costs for acquisitions(1)	1,713	1,663	1,713	1,663
Restructuring and impairment costs(2)	—	—	1,005	—
Fair value adjustment to contingent consideration for FruitSmart acquisition(3)	(2,532)	—	(2,532)	(4,173)
Interest (income) expense related to tax matters at foreign subsidiaries	(470)	—	(470)	1,849
Income tax benefit on a final tax ruling (fiscal year 2022) and dividends paid from foreign subsidiaries (fiscal year 2021)(4)	(1,686)	—	(1,686)	(4,421)
Adjusted net income available to Universal Corporation	$16,535	$9,165	$23,897	$9,694

As reported: Diluted earnings per share	$0.78	$0.30	$1.04	$0.60
As adjusted: Diluted earnings per share	$0.66	$0.37	$0.96	$0.40
(1)The Company incurred selling, general, and administrative expenses for due diligence and other transaction costs associated with the acquisitions of Shank's (effective October 4, 2021) and Silva (effective October 1, 2020). These costs are not deductible for U.S. income tax purposes.
(2)Restructuring and impairment costs are included in consolidated operating income in the consolidated statements of income, but excluded for purposes of Adjusted operating income, Adjusted net income available to Universal Corporation, and Adjusted diluted earnings per share. See Note 4 for additional information.
(3)The Company reversed the contingent consideration liability for the FruitSmart acquisition, as a result of certain performance metrics that did not meet the required threshold stipulated in the purchase agreement.
(4)The Company recognized an income tax benefit in both fiscal years presented related to a favorable final income tax ruling at a foreign subsidiary (fiscal year 2022) and final U.S. tax regulations on certain dividends paid by foreign subsidiaries (fiscal year 2021).

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Universal Corporation

Additional information
Amounts described as net income (loss) and earnings (loss) per diluted share in the previous discussion are attributable to Universal Corporation and exclude earnings related to non-controlling interests in subsidiaries. Adjusted operating income (loss), adjusted net income (loss) attributable to Universal Corporation, adjusted diluted earnings (loss) per share, and the total for segment operating income (loss) referred to in this discussion are non-GAAP financial measures. These measures are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for operating income (loss), net income (loss) attributable to Universal Corporation, diluted earnings (loss) per share, cash from operating activities or any other operating or financial performance measure calculated in accordance with GAAP, and may not be comparable to similarly-titled measures reported by other companies. A reconciliation of adjusted operating income (loss) to consolidated operating (income), adjusted net income (loss) attributable to Universal Corporation to consolidated net income (loss) attributable to Universal Corporation and adjusted diluted earnings (loss) per share to diluted earnings (loss) per share are provided in Other Items above. In addition, we have provided a reconciliation of the total for segment operating income (loss) to consolidated operating income (loss) in Note 3 "Segment Information" to the consolidated financial statements. Management evaluates the consolidated Company and segment performance excluding certain significant charges or credits. We believe these non-GAAP financial measures, which exclude items that we believe are not indicative of our core operating results, provide investors with important information that is useful in understanding our business results and trends.

This release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding financial condition, results of operation, and future business plans, operations, opportunities, and prospects for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, and involve risks and uncertainties that could cause actual results, performance, or achievements to be materially different from any anticipated results, prospects, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, impacts of the ongoing COVID-19 pandemic; success in pursuing strategic investments or acquisitions and integration of new businesses and the impact of these new businesses on future results; product purchased not meeting quality and quantity requirements; reliance on a few large customers; its ability to maintain effective information technology systems and safeguard confidential information; anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; government regulation and other stakeholder expectations; product taxation; industry consolidation and evolution; changes in exchange rates and interest rates; impacts of regulation and litigation on its customers; industry-specific risks related to its plant-based ingredient businesses; exposure to certain regulatory and financial risks related to climate change; changes in estimates and assumptions underlying its critical accounting policies; the promulgation and adoption of new accounting standards, new government regulations and interpretation of existing standards and regulations; and general economic, political, market, and weather conditions. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties, and other factors can be found in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2021, and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the years ended March 31, 2021. The Company cautions investors not to place undue reliance on any forward-looking statements as these statements speak only as of the date when made, and it undertakes no obligation to update any forward-looking statements made.

At 5:00 p.m. (Eastern Time) on November 3, 2021, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site through February 3, 2022. A taped replay of the call will be available through November 16, 2021, by dialing (866) 813-9403. The confirmation number to access the replay is 042764.

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Universal Corporation

Universal Corporation (NYSE: UVV), headquartered in Richmond, Virginia, is a global business-to-business agri-products supplier to consumer product manufacturers, operating in over 30 countries on five continents. We strive to be the supplier of choice for our customers by leveraging our farmer base, our commitment to a sustainable supply chain, and our ability to provide high-quality, customized, traceable, value-added agri-products essential for our customers’ requirements. We find innovative solutions to serve our customers and have been meeting their agri-product needs for more than 100 years. Our principal focus since our founding in 1918 has been tobacco, and we are the leading global leaf tobacco supplier. Through our plant-based ingredients platform, we provide a variety of value-added manufacturing processes to produce high-quality, specialty vegetable- and fruit-based ingredients as well as flavorings and extracts for the food and beverage end markets. For more information, visit www.universalcorp.com.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands of dollars, except per share data)

	Three Months Ended September 30,		Six Months Ended September 30,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)
Sales and other operating revenues	$453,955	$377,025	$803,984	$692,836
Costs and expenses
Cost of goods sold	361,272	308,267	648,828	570,313
Selling, general and administrative expenses	65,402	52,407	115,246	101,817
Other income	(2,532)	—	(2,532)	(4,173)
Restructuring and impairment costs	—	—	2,024	—
Operating income	29,813	16,351	40,418	24,879
Equity in pretax earnings (loss) of unconsolidated affiliates	2,363	590	2,972	583
Other non-operating income (expense)	54	(20)	102	(38)
Interest income	517	101	590	260
Interest expense	7,130	5,595	13,338	12,405
Income before income taxes and other items	25,617	11,427	30,744	13,279
Income taxes	3,862	3,178	5,077	(1,870)
Net income	21,755	8,249	25,667	15,149
Less: net loss (income) attributable to noncontrolling interests in subsidiaries	(2,245)	(747)	200	(373)
Net income attributable to Universal Corporation	$19,510	$7,502	$25,867	$14,776

Earnings per share:
Basic	$0.79	$0.30	$1.05	$0.60
Diluted	$0.78	$0.30	$1.04	$0.60

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$100,682	$57,084	$197,221
Accounts receivable, net	297,442	329,332	367,482
Advances to suppliers, net	82,192	65,643	121,618
Accounts receivable—unconsolidated affiliates	63,112	47,807	584
Inventories—at lower of cost or net realizable value:
Tobacco	854,331	888,213	640,653
Other	161,001	116,299	145,965
Prepaid income taxes	23,112	20,712	15,029
Other current assets	76,050	69,564	66,806
Total current assets	1,657,922	1,594,654	1,555,358

Property, plant and equipment
Land	22,502	21,515	22,400
Buildings	289,939	259,875	284,430
Machinery and equipment	653,789	657,435	658,826
	966,230	938,825	965,656
Less accumulated depreciation	(630,766)	(617,553)	(616,146)
	335,464	321,272	349,510
Other assets
Operating lease right-of-use assets	33,790	35,665	31,230
Goodwill, net	172,964	126,910	173,051
Other intangibles, net	67,510	16,309	72,304
Investments in unconsolidated affiliates	84,517	82,628	84,218
Deferred income taxes	17,193	22,615	12,149
Pension asset	13,381	—	11,950
Other noncurrent assets	43,057	42,239	52,154
	432,412	326,366	437,056

Total assets	$2,425,798	$2,242,292	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)

	September 30,	September 30,	March 31,
	2021	2020	2021
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable and overdrafts	$184,982	$235,413	$101,294
Accounts payable and accrued expenses	157,082	133,034	139,484
Accounts payable—unconsolidated affiliates	2,414	117	1,282
Customer advances and deposits	25,219	8,049	8,765
Accrued compensation	19,591	19,499	29,918
Income taxes payable	1,136	2,947	4,516
Current portion of operating lease liabilities	8,985	9,105	7,898
Current portion of long-term debt	—	—	—
Total current liabilities	399,409	408,164	293,157

Long-term debt	518,422	368,894	518,172
Pensions and other postretirement benefits	54,598	64,947	57,637
Long-term operating lease liabilities	22,530	22,813	19,725
Other long-term liabilities	55,174	72,657	59,814
Deferred income taxes	42,239	25,941	44,994
Total liabilities	1,092,372	963,416	993,499

Shareholders’ equity
Universal Corporation:
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 shares authorized, none issued or outstanding	—	—	—
Common stock, no par value, 100,000,000 shares authorized 24,607,384 shares issued and outstanding at September 30, 2021 (24,514,867 at September 30, 2020 and 24,514,867 at March 31, 2021)	328,836	323,761	326,673
Retained earnings	1,074,629	1,053,295	1,087,663
Accumulated other comprehensive loss	(106,133)	(137,556)	(107,037)
Total Universal Corporation shareholders' equity	1,297,332	1,239,500	1,307,299
Noncontrolling interests in subsidiaries	36,094	39,376	41,126
Total shareholders' equity	1,333,426	1,278,876	1,348,425

Total liabilities and shareholders' equity	$2,425,798	$2,242,292	$2,341,924

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)

	Six Months Ended September 30,
	2021	2020
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$25,667	$15,149
Adjustments to reconcile net income to net cash used by operating activities:
Depreciation and amortization	25,096	20,381
Net provision for losses (recoveries) on advances to suppliers	(44)	348
Foreign currency remeasurement (gain) loss, net	6,955	(5,105)
Foreign currency exchange contracts	2,486	(8,169)
Restructuring and impairment costs	2,024	—
Restructuring payments	(3,203)	(2,937)
Change in estimated fair value of contingent consideration for FruitSmart acquisition	(2,532)	(4,173)
Other, net	(4,916)	3,049
Changes in operating assets and liabilities, net	(172,304)	(168,502)
Net cash provided (used) by operating activities	(120,771)	(149,959)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(18,645)	(22,751)
Proceeds from sale of property, plant and equipment	6,767	1,780
Net cash used by investing activities	(11,878)	(20,971)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	82,250	162,646
Dividends paid to noncontrolling interests	(4,676)	(3,695)
Dividends paid on common stock	(38,047)	(37,424)
Other	(2,996)	(1,949)
Net cash provided (used) by financing activities	36,531	119,578

Effect of exchange rate changes on cash, restricted cash and cash equivalents	(421)	1,006
Net decrease in cash, restricted cash and cash equivalents	(96,539)	(50,346)
Cash, restricted cash and cash equivalents at beginning of year	203,221	107,430

Cash, restricted cash and cash equivalents at end of period	$106,682	$57,084

Supplemental Information:
Cash and cash equivalents	$100,682	$57,084
Restricted cash (Other noncurrent assets)	6,000	—
Total cash, restricted cash and cash equivalents	$106,682	$57,084

See accompanying notes.
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Universal Corporation

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, which together with its subsidiaries is referred to herein as “Universal” or the “Company,” is a global business-to-business agri-products supplier to consumer product manufacturers. The Company is the leading global leaf tobacco supplier and provides high-quality plant-based ingredients to food and beverage end markets. Because of the seasonal nature of the Company’s business, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. These financial statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2021.

NOTE 2.   EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands, except share and per share data) (Unaudited)	2021	2020	2021	2020

Basic Earnings Per Share
Numerator for basic earnings per share
Net income attributable to Universal Corporation	$19,510	$7,502	$25,867	$14,776

Denominator for basic earnings per share
Weighted average shares outstanding	24,776,930	24,658,895	24,745,827	24,630,886

Basic earnings per share	$0.79	$0.30	$1.05	$0.60

Diluted Earnings Per Share
Numerator for diluted earnings per share
Net income attributable to Universal Corporation	$19,510	$7,502	$25,867	$14,776

Denominator for diluted earnings per share:
Weighted average shares outstanding	24,776,930	24,658,895	24,745,827	24,630,886
Effect of dilutive securities
Employee and outside director share-based awards	139,416	111,526	148,539	106,248
Denominator for diluted earnings per share	24,916,346	24,770,421	24,894,366	24,737,134

Diluted earnings per share	$0.78	$0.30	$1.04	$0.60

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Universal Corporation

NOTE 3. SEGMENT INFORMATION

As a result of recent acquisitions of plant-based ingredients companies, during the three months ended December 31, 2020 management evaluated the Company’s global business activities, including product and service offerings to its customers, as well as senior management’s operational and financial responsibilities. This assessment included an analysis of how its chief operating decision maker measures business performance and allocates resources. As a result of this analysis, senior management determined the Company conducts operations across two reportable operating segments, Tobacco Operations and Ingredients Operations.
The Tobacco Operations segment activities involve selecting, procuring, processing, packing, storing, shipping, and financing leaf tobacco for sale to, or for the account of, manufacturers of consumer tobacco products throughout the world. Through various operating subsidiaries located in tobacco-growing countries around the world and significant ownership interests in unconsolidated affiliates, the Company processes and/or sells flue-cured and burley tobaccos, dark air-cured tobaccos, and oriental tobaccos. Flue-cured, burley, and oriental tobaccos are used principally in the manufacture of cigarettes, and dark air-cured tobaccos are used mainly in the manufacture of cigars, pipe tobacco, and smokeless tobacco products. Some of these tobacco types are also increasingly used in the manufacture of non-combustible tobacco products that are intended to provide consumers with an alternative to traditional combustible products. The Tobacco Operations segment also provides physical and chemical product testing and smoke testing for tobacco customers. A substantial portion of the Company’s Tobacco Operations' revenues are derived from sales to a limited number of large, multinational cigarette and cigar manufacturers.
The Ingredients Operations segment provides its customers with a broad variety of plant-based ingredients for both human and pet consumption. The Ingredients Operations segment utilizes a variety of value-added manufacturing processes converting raw materials into a wide spectrum of fruit and vegetable juices, concentrates, and dehydrated products. Customers for the Ingredients Operations segment include large multinational food and beverage companies, as well as smaller independent entities. FruitSmart and Silva are the primary operations for the Ingredients Operations segment. FruitSmart manufactures fruit and vegetable juices, purees, concentrates, essences, fibers, seeds, seed oils, and seed powders. Silva is primarily a dehydrated product manufacturer of fruit and vegetable based flakes, dices, granules, powders, and blends. In fiscal year 2021, the Company announced the wind-down of CIFI, a greenfield operation that primarily manufactured both dehydrated and liquid sweet potato products.
The Company currently evaluates the performance of its segments based on operating income after allocated overhead expenses, plus equity in the pretax earnings of unconsolidated affiliates. Operating results for the Company’s reportable segments for each period presented in the consolidated statements of income and comprehensive income were as follows, including a recast of the new reportable operating segments presentation for all periods presented below:

	Three Months Ended September 30,		Six Months Ended September 30,
(in thousands of dollars)	2021	2020	2021	2020

SALES AND OTHER OPERATING REVENUES
Tobacco Operations	$396,765	$356,619	$690,608	$654,992
Ingredients Operations	57,190	20,406	113,376	37,844
Consolidated sales and other operating revenues	$453,955	$377,025	$803,984	$692,836

OPERATING INCOME
Tobacco Operations	$26,914	$18,487	$35,803	$23,536
Ingredients Operations	2,730	(1,546)	7,079	(2,247)
Segment operating income	29,644	16,941	42,882	21,289
Deduct: Equity in pretax (earnings) loss of unconsolidated affiliates (1)	(2,363)	(590)	(2,972)	(583)
Restructuring and impairment costs (2)	—	—	(2,024)	—
Add: Other income (loss)(3)	2,532	—	2,532	4,173
Consolidated operating income	$29,813	$16,351	$40,418	$24,879

(1)Equity in pretax earnings (loss) of unconsolidated affiliates is included in segment operating income (Tobacco Operations), but is reported below consolidated operating income and excluded from that total in the consolidated statements of income and comprehensive income.
(2)Restructuring and impairment costs are excluded from segment operating income, but are included in consolidated operating income in the consolidated statements of income and comprehensive income. See Note 4 for additional information.
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Universal Corporation

(3)Other income represents the reversal of a portion of the contingent consideration liability associated with the acquisition of FruitSmart.

NOTE 4.  RESTRUCTURING AND IMPAIRMENT COSTS

Universal continually reviews its business for opportunities to realize efficiencies, reduce costs, and realign its operations in response to business changes. Restructuring and impairment costs are periodically incurred in connection with those activities.
Tobacco Operations
In the six months ended September 30, 2021, the Company incurred and paid $1.5 million of termination costs associated with restructuring of tobacco processing and administrative operations in Africa.
Ingredients Operations
In the six months ended September 30, 2021, the Company incurred $0.5 million of impairment costs on property, plant, and equipment associated with the wind-down of the Carolina Innovative Food Ingredients, Inc. ("CIFI") operations that was announced in fiscal year 2021.
There were no restructuring and impairment costs incurred for the three and six months ended September 30, 2020.

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